UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2013

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Following the approval of the the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Advaxis, Inc., on September 4, 2013, Advaxis, Inc. entered into an employment agreement with Mark J. Rosenblum, its Chief Financial Officer, which took effect as of such date. The employment agreement provides for an initial term of one year, after which it will be automatically renewed for one year periods unless otherwise terminated by Advaxis, Inc. or Mr. Rosenblum upon 90 days written notice. Pursuant to the terms of the employment agreement, Mr. Rosenblum is entitled to a base salary of $275,000 per year (plus annual cost-of-living adjustments), which salary will be reviewed on an annual basis. The Compensation Committee and Mr. Rosenblum, by mutual agreement, may elect to have a portion of this salary paid in restricted stock units. Mr. Rosenblum is also eligible to receive an annual bonus of 10-50% of his base salary, which amount, if any, will be determined by the Compensation Committee based on achievement of certain goals to be established by such committee and Mr. Rosenblum at the beginning of each fiscal year. The employment agreement also contemplates payment of a one-time bonus in an amount to be determined by September 30, 2013, in the sole discretion of the Compensation Committee if Advaxis, Inc. closes a financing greater than $15,000,000 during the initial one-year term of the agreement. Advaxis, Inc. may elect to pay 50% of this one-time bonus in shares of its common stock. Mr. Rosenblum remains eligible to participate in Advaxis Inc.’s benefit plans and receive grants of stock options and other awards under the 2011 Omnibus Incentive Plan, is entitled to four weeks of vacation and sick leave, as well as reimbursement of reasonable expenses incurred in fulfilling his duties under the agreement. The employment agreement grants Mr. Rosenblum the right to participate in future capital raises at a 15% discount to the applicable offering price (or conversion price) of shares offered to investors during such capital raise or offering.

In the event Mr. Rosenblum’s employment is terminated without Just Cause, or if he voluntarily resigns with Good Reason, or if his employment is terminated due to disability (all as defined in the employment agreement), and so long as Mr. Rosenblum executes a confidential separation and release agreement, in addition to the applicable base salary, plus any accrued but unused vacation time and unpaid expenses that have been earned as of the date of such termination, Mr. Rosenblum is entitled to the following: 12-months of base salary and continued health and welfare benefits, full vesting of all stock options and extension of the exercise period for such stock options by two years, the issuance of all earned but unissued shares of common stock, and removal of all restrictive legends on shares that qualify for such treatment under Rule 144 of the Securities and Exchange Act of 1934 within 10 business days of the presentation of such shares to the transfer agent.

Mr. Rosenblum’s employment agreement also contains customary covenants regarding non-solicitation, non-compete, confidentiality and works for hire.

The foregoing description of Mr. Rosenblum’s employment agreement is qualified in its entirety by the terms of such agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Advaxis, Inc. and Mark J. Rosenblum, dated September 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Daniel O’Connor
Name: Daniel O’Connor
Title: Chief Executive Officer

Date: September 10, 2013